FOR IMMEDIATE RELEASE

April 24, 2012

Greektown Superholdings, Inc. Provides First Quarter 2012 Guidance

DETROIT, April 24, 2012 – Greektown Superholdings, Inc. (“Greektown” or the “company”) today reported estimated net revenues for its first quarter ended March 31, 2012.

Estimated net revenues were $91.8 million, a 7.4% increase over first quarter 2011 net revenues of $85.5 million. Net revenues were higher than the comparable period of the prior year for each month of the quarter.

Based on these estimated net revenues, the company estimates a first quarter net loss of $1.1 million to $1.5 million, compared to a net loss of $8.5 million a year ago. EBITDA(1) is anticipated to range between $23.3 million and $23.7 million for the first quarter of 2012, compared to $18.2 million in the same quarter of 2011. Estimates of first quarter 2012 performance are subject to any necessary adjustments arising from the finalization and auditor review of the company’s financial statements.

“We’re pleased by the strong growth in net revenues for the first quarter,” said Michael Puggi, Greektown’s president and chief executive officer. “We believe that the casino renovations and other initiatives completed in 2011 are positively impacting current year operating performance. In fact, net revenues in February and March 2012 were the highest of any February or March, respectively, in the company’s history.”

“This is the second consecutive quarter in which we have realized meaningful year-over-year revenue improvement,” continued Puggi, “and we intend to continue with additional property and operational enhancements designed to expand our appeal and improve our financial performance.”

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Reconciliation of net loss to EBITDA is attached to this release. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.

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About Greektown Superholdings, Inc.

Greektown Superholdings, Inc. operates, through its subsidiaries, the Greektown Casino-Hotel. Located in the heart of Detroit’s Greektown Dining and Entertainment District, Greektown Casino-Hotel opened on November 10, 2000. Greektown Casino-Hotel offers such amenities as the International Buffet, Eclipz Lounge, Asteria, The Fringe, Shotz Sports Bar & Grill, Bistro 555 and an exclusive VIP lounge for players. Greektown Casino-Hotel opened its 400-room hotel tower in February 2009. For more information, visit greektowncasinohotel.com.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about capitalization and performance of Greektown. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “anticipate,” “expect,” “will,” “continue,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or documents filed with the Securities and Exchange Commission are subject to known and unknown risks, uncertainties and contingencies, including competitive factors and required regulatory approvals, and there can be no assurance that our results for the first quarter are indicative of our future results. Many of these risks, uncertainties and contingencies are beyond Greektown’s control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Any forward-looking statements in this release speak only as of the date of this release, and Greektown undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Media Contact:

Greektown Superholdings, Inc.

Lloryn Love

313-223-2999, ext. 5455

llove@greektowncasino.com

Investor Contact:

Greektown Superholdings, Inc.

Glen Tomaszewski

Senior Vice President and Chief Financial Officer

313-223-2999, ext. 5467

gtomaszewski@greektowncasino.com

Greektown Superholdings, Inc.
Reconciliation of Net Loss to EBITDA (1)
(In Millions)

	Three Months Ended December 31,
	2012		2011
	Estimated Range

Net (loss)	$(1.5)	$(1.1)	$(8.5)
Interest expense	14.4	14.4	14.3
Income tax expense	1.8	1.8	2.1
Depreciation and amortization	8.6	8.6	10.3
EBITDA (1)	$23.3	$23.7	$18.2
Range

(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is a measurement not in accordance with U.S. Generally Accepted Accounting Principles (GAAP) but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. EBITDA is a supplemental financial measure used by management, as well as industry analysts, to evaluate our operations. However, EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or to cash flows from operating activities (as a measure of liquidity) as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, the Company’s EBITDA may not be comparable to similarly titled measures presented by other companies.